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                                                                    EXHIBIT 4.10


                               SECOND AMENDMENT
                                      TO
                         THE PRENTISS PROPERTIES TRUST
                        TRUSTEES' SHARE INCENTIVE PLAN

          The Trustees' Share Incentive Plan of Prentiss Properties Trust shall be amended as follows effective as of March 1, 1999:

     1. Article IV shall be amended by adding to the end of such article the following paragraph:

          "The total number of Shares for which Options may be granted pursuant to Article IV hereof or Share awards that may be made pursuant to Article V hereof shall not exceed in the aggregate 200,000 Shares (subject to adjustment as provided in Article VI hereof). If, on any date upon which Options or Shares are to be granted hereunder, the number of Shares remaining available for issuance under the Plan is insufficient for the grant of the total number of Options or Shares to all Participants otherwise entitled thereto pursuant to Article IV or Article V, then each Participant shall receive Options or Shares, as the case may be, in proportion to the number of the available number of Shares remaining (rounded down to the greatest number of whole Shares available)."

     2. As amended by the foregoing, the Plan shall remain in full force and effect.

Dated:  May ___, 1999

                                PRENTISS PROPERTIES TRUST



                                By:
                                   -----------------------------------------
                                   Thomas F. August
                                   President and Chief Operating Officer